STOCK PURCHASE AGREEMENT




                                  BY AND AMONG


                       FLORIDA CENTER FOR COSMETIC SURGERY

                                 AS THE COMPANY,

                                 BEVERLY REFKIN,

                                  PAUL REFKIN,

                                 STEVEN REFKIN,

                                       AND

                                  SHERMAN CLAY

                               AS THE SHAREHOLDERS



                                       AND



                           THE PLASTIC SURGERY COMPANY

                                    AS BUYER




                             DATED NOVEMBER 15, 2000

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of November 15, 2000, by and among FLORIDA CENTER FOR COSMETIC SURGERY, a Florida corporation (the "Company"), BEVERLY REFKIN, PAUL REFKIN, STEVEN REFKIN AND SHERMAN CLAY (the "Shareholders" or "Sellers") and THE PLASTIC SURGERY COMPANY, a Georgia corporation ("TPSC" or the "Buyer").

                                 R E C I T A L S
                                 ---------------

         A. The Company is the owner and operator of a cosmetic surgery center located in Fort Lauderdale, Florida, and the licensor of a cosmetic surgery center located in Kendall, Florida (collectively, the "Centers"), at which surgeon(s) provide patient care (the "Business").

         B. Shareholders are the registered and beneficial owner of 100% of the issued and outstanding shares of capital stock of Company, which are comprised of 100 issued and outstanding shares of Common Stock (the "Shares").

         C. Sellers desire to sell to the Buyer, and the Buyer desires to purchase from Sellers, on the terms and conditions hereinafter set forth in this Agreement, the Shares.

                                A G R E E M E N T
                                -----------------

         NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

         1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Buyer shall purchase and accept from the Sellers, and the Sellers shall sell, transfer, assign and deliver to Buyer, free and clear of any and all Liens and Encumbrances (as hereinafter defined), the Shares.

         2. PURCHASE PRICE AND TERMS OF PAYMENT. As consideration for the sale to Buyer of the Shares, and the Non-Competition Agreements described in Section
2.2 below, Sellers shall be entitled to receive from Buyer a purchase price of Seven Million Dollars ($7,000,000) (the "Purchase Price").

                  2.1 PAYMENT OF PURCHASE PRICE. On the Closing Date, Buyer shall pay the Purchase Price to Sellers in the manner hereinafter set forth in this Section 2.1:

                           (a) CASH PAYMENTS. Buyer shall make a cash payment to
Sellers in the amount of Nine Hundred Thousand Dollars ($900,000) by wire transfer in accordance with the wire instructions contained in SCHEDULE 2.1 hereto (the "Cash Payment").

                           (b) SECURED PROMISSORY NOTE. A portion of the
Purchase Price shall be payable by the issuance by Buyer to Sellers of secured promissory notes, in the form attached hereto as EXHIBIT A (the "Secured Promissory Notes"), in an aggregate principal amount of Four Million One Hundred Thousand Dollars ($4,100,000), which shall accrue interest at a rate of 9% per annum. The Secured Promissory Notes shall be payable in monthly payments of interest only until the earlier of (i) the closing of a financing of the Company in the amount of $4.0 million or more, or (ii) January 1, 2002 (the "Maturity Date"), at which time all outstanding principal and accrued and unpaid interest shall become due and payable. The Secured Promissory Notes shall be collateralized with a first priority security interest in the assets of the Company and a pledge of all of the Shares;

                           (c) UNSECURED PROMISSORY NOTE. A portion of the
Purchase Price shall be payable by the issuance by Buyer to Sellers of unsecured promissory notes, in the form attached hereto as EXHIBIT B (the "Unsecured Promissory Notes"), in an aggregate principal amount of One Million Dollars ($1,000,000), which shall accrue interest at a rate of 9% per annum. The Unsecured Promissory Notes shall be payable over three years in equal monthly installments of principal and interest, based upon a ten (10) year amortization schedule, on the first day of each month commencing on December 1, 2000 and continuing on the first day of each month thereafter to and including November 1, 2003, on which date all accrued and unpaid interest and the remaining balance of the principal then outstanding shall be due and payable.

                           (d) ISSUANCE OF STOCK. The balance of the Purchase
Price shall be payable by the issuance of shares of common stock of TPSC to the Sellers in the aggregate amount of $1,000,000 (the "Shares"). Subject to the terms and conditions set forth in this Agreement, TPSC shall issue to the Sellers, and the Sellers shall acquire from TPSC, that number of Shares determined by dividing $1,000,000 by the average closing price per share of common stock of TPSC as reported on the American Stock Exchange for the five (5) trading days ending on the day immediately prior to the Closing Date. Within ten
(10) days after the Closing Date, TPSC shall issue and deliver to each Seller a certificate registered in the name of each Seller for their individual percentage of the Shares based upon their pro rata ownership interest in the Company immediately prior to the Closing Date. No fractional shares of common stock of TPSC shall be issued, and each Seller who would otherwise be entitled to receive a fraction of a share of TPSC common stock shall receive from TPSC a whole number of shares rounded up or down to the nearest whole share, with .5 being rounded up. The Sellers shall have the registration rights with respect to the Shares provided for in EXHIBIT C attached hereto, and incorporated herein.

                  2.2 NON-COMPETITION AGREEMENTS. Concurrently with the execution of this Agreement, each of the Sellers shall enter into a Non-Competition Agreement in substantially the form of EXHIBIT D hereto (the "Seller Non-Competition Agreements") with Buyer.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Seller's hereby, jointly and severally, make the representations and warranties set forth hereinafter in this Section 3 to the Buyer and, in conjunction with the making of such representations and warranties, the Sellers have delivered to Buyer, concurrently herewith, and SCHEDULES 3.3 to 3.25, inclusive, all of which are attached to this Agreement (the "Sellers' Disclosure Schedules"). The representations and warranties of the Sellers are qualified by and to the extent of any disclosures expressly made in Disclosure Schedule that corresponds, by number, to such Subsection of this Section 3 that such disclosure modifies, PROVIDED, HOWEVER, that a disclosure in any one such Disclosure Schedule may, by express reference thereto in another Disclosure Schedule, be incorporated into such other Disclosure Schedule.

                  3.1 AUTHORITY AND BINDING EFFECT.

                           (a) Each of the Sellers has the legal capacity and
legal right to execute and deliver this Agreement and the Seller Non-Competition Agreements. This Agreement and the Seller Non-Competition Agreements, and the consummation by the Sellers of their respective obligations contained herein and therein, have been duly authorized by all necessary actions of the Sellers and such Agreements have been duly executed and delivered by the Sellers.

                           (b) Each of this Agreement and the Seller
Non-Competition Agreements is a valid and binding agreement of the Sellers that are party thereto, enforceable against each of them in accordance with its terms, except as enforceability of the respective obligations of the Sellers hereunder and thereunder may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such Agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

                           (c) It is not necessary for any of the Sellers to
take any action or to obtain any approval, consent or release (other than those that have already been obtained) by or from any third persons, governmental or other, to enable each of the Sellers to enter into or perform their respective obligations under this Agreement and such party's Seller Non-Competition Agreement.

                  3.2 FINANCIAL STATEMENTS.

                           (a) The Sellers have previously delivered to Buyer
(i) the balance sheet of the Company as of September 30, 2000 (the "Current Balance Sheet") and the related statement of income, shareholders; equity and cash flows of the Company for the three-month period then ended (the "Interim Financial Statements") and (ii) the unaudited balance sheets of the Company as of December 31, 1999, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows of the Company for the fiscal years then ended (the "Unaudited Financial Statements" and together with the Interim Financial Statements, the "Unaudited Financial Statements"). The Unaudited Financial Statements, to the best of the shareholders knowledge, are in accordance with the books and records of the Company.

                           (b) The Unaudited Financial Statements fairly present
the financial condition, retained earnings, assets and liabilities of the Seller and the results of the operations of the Company's business for the periods indicated.

                           (c) Except for such claims, debts and liabilities as
are reflected in the Disclosure Schedule or on the Current Balance Sheet, including any notes thereto, the Company does not have any outstanding indebtedness for money borrowed and is not subject to any claims or liabilities other than obligations incurred in the ordinary course of business since the date of the Current Balance Sheet, in amounts usual and normal, individually and in the aggregate.

                           (d) On or before November 15, 2000, Sellers shall
deliver to Buyer the audited balance sheets of the Company as of December 31, 1999, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows of the Company for the fiscal years then ended (the "Audited Financial Statements"). The Audited Financial Statements shall be prepared in accordance with the books and records of the Company and shall be accompanied by the audit opinion of Durland, LLC, the Company's independent public accountants. Buyer shall be responsible for 50% of all costs associated with preparing the Audited Financial Statements.

                  3.3 UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.3, the Company does not have any debts, obligations, liabilities or commitments of any nature, whether fixed, matured or unmatured, arising out of or relating to the Business that would exceed, individually, or in the aggregate, the sum of $50,000 ("Excess Liabilities"). As to each Excess Liability set forth on SCHEDULE 3.3, the Company has provided the following information in or as an attachment to such SCHEDULE 3.3: (i) a summary description of such Liability, together with copies of all relevant documentation relating thereto, the amounts claimed and any other action or relief sought and, the identity of the claimant and of any other parties involved, and, if such Liability is one that may arise from a presently pending suit, action or other proceeding, the court or agency in which such suit, action or other proceeding is being prosecuted, and (ii) the best estimate of Sellers of the maximum amount, if any, which is likely to become payable with respect to any such contingent Excess Liability. For purposes hereof, if no written estimate is provided, such best estimate shall be deemed to be zero.

                  3.4 ABSENCE OF CERTAIN CHANGES. Except as set forth in
SCHEDULE 3.4, since September 30, 2000 there has not been:

                           (a) Any default or breach, or anticipated default or
breach under, or any amendment, termination or revocation or, to the knowledge of any of the Sellers, any threatened termination or revocation of, any Contracts (as defined below in Section 3.6);

                           (b) Any actual or threatened amendment, termination
or revocation of any License or Permit which is required, or, if the transaction contemplated hereby were not consummated, would be needed, by Seller for the continued operation of any material portion of the Business;

                           (c) Any sale, transfer, or other disposition of, or
the incurrence or imposition of any Lien or Encumbrance of any kind on or affecting, any of the Purchased Assets, except (i) sales or utilization of inventory and obsolete equipment in the ordinary course of business and consistent with past practices of the Company, and (ii) Liens for current taxes not yet due and payable;

                           (d) Any damage, destruction or loss, whether or not
covered by insurance, of any of the assets of the Company in an amount that exceeds $10,000 or which adversely affects the Company's ability to continue, or would reasonably be expected to adversely affect Buyer's ability, after the Closing, to conduct the Business in any material respect as the Business was conducted during the fiscal year ended December 31, 1999;

                           (e) The incurrence by the Company of any indebtedness
in connection with the Business of more than $25,000 individually or $50,000 in the aggregate, either for borrowed money or in connection with any purchase or other acquisition of assets, or otherwise;

                           (f) Any purchase or lease, or commitment for the
purchase or lease, of equipment, machinery, leasehold improvements or other capital items in connection with the Business which involves amounts exceeding $10,000 individually or $25,000 in the aggregate, or which is in excess of or represents a departure from the normal, ordinary and usual requirements of the Business;

                           (g) Any increase in salaries, wages or benefits of or
the awarding or payment of any bonuses to any officers, directors or employees in connection with the Business; the adoption of any new, or any amendment to any existing, employee benefit plan, or the execution of any new, or the renewal, extension, or amendment of any existing, employment or consulting agreements in connection with the Business; provided, however, that the Company shall have the right to pay bonuses to Sellers at any time prior to Closing, provided further that the Company will have a minimum of Fifty Thousand Dollars ($50,000) in it operating account on the Closing Date and that the Company shall be current in all trade receivables due and payable in the ordinary course of business;

                           (h) The entry or violation of any judgment, order,
writ or decree with respect to the Company or the Business that has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Business; and

                           (i) The threat, assertion or commencement of any
legal action or other proceeding or investigation against the Company or the Business which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company or the Business, or the occurrence of any event that could reasonably be expected to result in the commencement of any such legal action or other proceeding or investigation.

                   When used in this Agreement (i) the phrases "Material Adverse Effect on the Company" and "Material Adverse Effect on the Business" shall both mean any consequence or result, arising from any circumstance, state of facts or event, that is materially adverse, or could reasonably be expected to become materially adverse, to the Company or the Business, or the condition (financial or other), operating results or future prospects of the Business or the ability of the Company to consummate the transactions contemplated hereby, and (ii) the phrase "Material Adverse Effect on Buyer" shall mean any consequence or result, arising from any circumstance, state of facts or event, that is materially adverse, or could reasonably be expected to become materially adverse to the condition (financial or other), operating results or future prospects of Buyer or the ability of Buyer to consummate the transactions it is required to consummate hereunder.

                  3.5 THE ASSETS.

                           (a) FF&E. There is contained in SCHEDULE 3.5A a
complete and accurate list of all of the equipment, furniture, fixtures and other tangible personal property ("FF&E") used in the Business, other than any such asset the replacement cost of which would be less than $500 and which is not of material importance to the operation of the Business. The FF&E are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with the Company's established maintenance policies, to keep them in good operating condition and, and to the best of the Company's and Sellers' knowledge, comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

                           (b) RECEIVABLES. There is contained in SCHEDULE 3.5B
hereto (i) an accurate list, within five (5) business days before the date hereof, of all accounts and notes receivable and other rights to payment or reimbursement to the Company that have arisen out of the operations of the Business (the "Receivables"), and (ii) an aging of all such Receivables showing amounts due in 30-day aging categories. The Receivables on such listing, or that have arisen since the date thereof, arose in the ordinary course of the Business. Except as set forth on SCHEDULE 3.5B, the Company has not received any notice and does not know of any counterclaim or set-off with respect to any Receivables, or any facts or circumstances that would be the basis for any such counterclaim or set-off.

                           (c) INTANGIBLE PROPERTY RIGHTS. SCHEDULE 3.5C hereto
contains a list of (i) any client or vendor lists, promotion lists and marketing data and other compilations of names and requirements used in or for the Business; (ii) the telephone numbers and internet addresses and websites used in or for the Business; (iii) all processes, formulations, methods, software (including documentation and source code listings), technology, know-how, formulae, trade secrets and inventions used in or for the Business; and (iv) all patents, copyrights, trade names, trademarks and service marks (including, but not limited to, the name "Florida Center for Cosmetic Surgery"), and all applications therefor, (collectively, the "Intangible Property Rights"). Except as set forth in SCHEDULE 3.5C, neither of the Sellers nor the Company, to the best of their or its knowledge, has infringed on any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other person, firm or corporation and neither the Sellers nor the Company has received any written notice or other indication of any claim of any such infringement. The Company owns, or holds adequate licenses or other rights (all of which are accurately listed on SCHEDULE 3.5C hereto) to use, all Intangible Property Rights used in or necessary for the operation of the Business, as now conducted, and, to the best knowledge of the Sellers, that use does not and will not conflict with, infringe on or otherwise violate any rights of others. Except as disclosed in SCHEDULE 3.5 C, (i) all of such licenses and rights are in full force and effect; and (ii) the Company is not in default of any thereof.

                           (d) LEASED PROPERTIES. SCHEDULE 3.5D contains a list
of leases ("Real Property Leases") under which the Company holds or owns any leasehold interest in real property (the "Leased Properties"), including the respective addresses of such Leased Properties and the names and addresses of the landlords thereof. The Company has delivered to Buyer accurate and complete copies of all environmental studies and reports that are in their possession. To the best knowledge of the Sellers: (i) the zoning of each of the Leased Properties permits the presently existing improvements thereon and continuation of the business presently conducted thereon and no changes therein are pending or are threatened and (ii) no condemnation or similar proceedings are pending or threatened against any of the Leased Properties. The Company does not have a fee interest in any real property.

                           (e) TITLE TO AND ADEQUACY OF ASSETS. Except as
disclosed on SCHEDULE 3.5E hereto, the Company has good, complete and marketable title to all of the assets used in the operation of the Business, free and clear of all mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other encumbrances or adverse interests of any kind or nature whatsoever (collectively "Liens and Encumbrances"). Except as set forth on SCHEDULE 3.5E, all of the assets are in the exclusive possession and control of the Company and the Company has the unencumbered right to use all of the assets without interference from and free of the rights and claims of others. The assets constitute all the assets, properties, rights, privileges and interests that are necessary for the Buyer to operate the Business substantially in the same manner as it has been operated by the Company for the 12 months ended December 31, 1999.

                  3.6 THE CONTRACTS. SCHEDULE 3.6 contains an accurate and complete list of the agreements, contracts, leases, licenses, instruments, commitments and understandings, written or oral, that are listed (or, in the case of oral agreements or understandings, that are described) (the "Contracts"); and, except as set forth on SCHEDULE 3.6, there are no other contracts, agreements, indentures, notes, leases, or other instruments or commitments, whether written or oral, to which the Company is a party or is bound or which relates to or affects, or could reasonably be expected to affect, in any material respect, any of the Company, its assets or the continued conduct of the Business ("Other Contracts"). The Company has furnished to Buyer accurate and complete copies of all Contracts and the Other Contracts, if any, listed on
SCHEDULE 3.6. Each of the Assigned Contracts (including, but not limited to, each of the Real Property Leases and the Intangible Property Rights included in the Contracts) is a valid and binding obligation of the Company and, to the Sellers' knowledge, of the other parties thereto, is in full force and effect and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in
SCHEDULE 3.6 hereto, there have not been any defaults by the Company or, to the best knowledge of the Sellers, defaults or any claims of default or claims of nonenforceability by the other party or parties, under any of the Contracts, or any of the Other Contracts, which, individually or in the aggregate, would have or which could reasonably be expected to have a Material Adverse Effect on the Company and there are no facts or conditions that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, or both, would constitute such a default under, or entitle any of the other parties to the Contracts or the Other Contracts (if any) to terminate, or accelerate the Company's payment obligations under, any of the Contracts or the Other Contracts or would cause the creation or imposition of any Lien or Encumbrance upon any of the Company's assets.

                  3.7 EMPLOYEES, EMPLOYMENT AGREEMENTS AND BENEFIT PLANS.

                           (a) SCHEDULE 3.7 sets forth the name of each employee
and independent contractor of the Company, together with a brief description of the services they perform for and the compensation and benefits that are payable to such individuals as a result of their employment with or the services they perform for the Company. Except as set forth on SCHEDULE 3.7, the Company is not a party or subject to any labor, employment, deferred compensation, bonus, retainer, consulting, or incentive agreement, plan or contract and, unless included in the Contracts listed on SCHEDULE 3.6 hereto.

                           (b) Except to the extent set forth in SCHEDULE 3.7,
(i) the Company, to the best of its knowledge, is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) the Company, to the best of its knowledge, is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the best knowledge of the Sellers, threatened against the Company, nor, to the best knowledge of the Sellers, is there any factual basis for any such complaint.

                           (c) Except as otherwise set forth on SCHEDULE 3.7
hereto, the Company does not now have, nor during the past five (5) years has the Company had, in effect, for the benefit of any employees of the Company, any Employee Plan (as hereinafter defined), including, without limitation, any funded Employee Plan which is required to be qualified under Section 401 of the Internal Revenue Code (the "Code"). Correct and complete copies of each of such Employee Plan have been furnished to Buyer. For purposes of this Section 3.7, the term "Employee Plan" means all present (including those terminated or transferred within the past five (5) years) plans, programs, agreements, arrangements and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Company or to any other person who provides or had provided services to the Company, whether or not any such plans, programs, agreements, arrangements and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or are qualified under the Code. By way of example, but without limitation, the term Employee Plan includes retirement, profit sharing, incentive compensation, stock option, stock bonus and nonqualified deferred compensation plans, and disability, medical, dental, worker's compensation, health insurance, life insurance, vacation benefits, and other fringe benefits and includes any Employee Plan that is a multiemployer plan as defined in
Section 3(37) of ERISA.

                  3.8 CONFLICTS. Except as described on SCHEDULE 3.8 hereto, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement or the Seller Non-Competition Agreements will or could result in any of the following:

                           (a) A default or an event that, with notice or lapse
of time, or both, would be a default, breach or violation of any of the Contracts or Other Contracts;

                           (b) The termination of any Contract, or the
acceleration of the maturity of any indebtedness or other obligation of the Company;

                           (c) The creation or imposition of any Lien or
Encumbrance on any of the respective assets or properties of the Company;

                           (d) The creation or imposition of any new, or a
violation or breach of any existing, writ, injunction or decree that would become or is now applicable to or binding on the Company or any of its properties or assets;

                           (e) A loss or adverse modification of any License or
Permit needed for the conduct of the Business, granted to or otherwise held by the Company or used in the Business, which would have a Material Adverse Effect on the Company or the Business; or

                           (f) The cessation or termination of any other
business relationship or arrangement between the Company and any third party, such as, but not limited to, any Third Party Payor, that would have a Material Adverse Effect on the Company of the Business.

                  3.9 INTENTIONALLY OMITTED.

                  3.10 INSURANCE. SCHEDULE 3.10A contains an accurate description (including liability limits, deductibles and coverage exclusions) of all policies of fire, general and professional liability, worker's compensation, errors and omissions, malpractice and other forms of insurance maintained by or on behalf of the Company. Except as set forth in SCHEDULE 3.10A hereto, all of such policies are now in full force and effect. The Company has not received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion. SCHEDULE 3.10B contains a schedule that sets forth (i) all insurance claims filed by or on behalf of the Company at any time within the past three (3) years, and (ii) the disposition thereof. No such claims have been denied by any of the Company's insurers and the Company has not failed to comply with the requirements of any insurance policies which would provide any such insurers the right to deny any claim.

                  3.11 COMPLIANCE WITH LAW.

                           (a) To the best of the Sellers' and the Company's
knowledge, except as set forth in SCHEDULE 3.11 hereto, the Company is in compliance with each, and the Company is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect on the Company. Except as disclosed in SCHEDULE 3.11 hereto, no
(i) charges of violations of laws or regulations have been made or threatened,
(ii) proceedings or investigations are pending or have been threatened, and
(iii) citations or notices of deficiency have been issued or have been threatened, against the Company by or on behalf of any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Business, or on Buyer (following the Closing); and, to the best knowledge of the Sellers, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, may be instituted, issued or brought hereafter. Each surgeon and any other clinical personnel retained by the Company to provide patient services or other healthcare services is properly and fully licensed in the State of Florida to provide such services.

                           (b) To the best of the Sellers' or the Company's
knowledge, neither the Seller, nor any employees or independent contractors of the Company, has engaged in any activities which are prohibited under state or local statutes or regulations, or which are prohibited by any rules of professional conduct governing the Company or such other persons, including but not limited to, the following:

                               (i) knowingly and willfully making or causing to
be made a false statement or representation of a material fact in any application for any benefit or payment;

                               (ii) knowingly and willfully making or causing to
be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                               (iii) any failure to disclose knowledge of the
occurrence of any event affecting the initial or continued right to any benefit or payment on its own or on behalf of another, with the intent to fraudulently secure such benefit or payment; and

                               (iv) knowingly and willfully soliciting or
receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service, or
(B) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering, any good, facility, service or item.

                           (c) Neither the Company nor any other healthcare
provider affiliated with the Company has been convicted of, or pleaded guilty or nolo contendere to, patient abuse or negligence.

                  3.12 LICENSES AND PERMITS. SCHEDULE 3.12 contains an accurate and complete list of all licenses, permits, certificates of need, franchises and other governmental permits or licenses used for or in connection with the operations of the Business (collectively the "Licenses and Permits"), true and correct copies of which have been furnished by the Company to Buyer. To the best of Sellers' knowledge, such Licenses and Permits are the only licenses, permits, authorizations, franchises, certificates and rights to operate that are required for operation of the Business, as it has been conducted for the 12 months ended December 31, 1999, and all of such Licenses and Permits are in full force and effect at the date hereof. To the best of Sellers' knowledge, except as otherwise set forth in SCHEDULE 3.12, the Company is in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits. The Company has not received any notice, nor do the Sellers have any knowledge or reason to believe, that any governmental authority intends to cancel, terminate or modify any such Licenses or Permits and there are no valid grounds for any such cancellation, termination or modification.

                  3.13 TAXES AND TAX RETURNS. The Company has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it and has duly and properly paid, or withheld for payment, when due, all foreign, federal, state and local Taxes (as hereinafter defined) due or claimed to be due from the Company including, without limitation, all taxes that have arisen out of the conduct of the Business, and there are no assessments or claims for payment of such Taxes, nor any audit of the financial, tax or business records of the Company, now pending or, to the best knowledge of the Sellers, threatened by any taxing authority. For purposes of this Agreement, (i) the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Lien or Encumbrance, by reason of any Taxes arising out of (x) any of the Company's activities or operations, including, but not limited to, the conduct of the Business, prior to the consummation of the sale hereunder of the Shares to Buyer, or (y) any other operations or activities which the Company has conducted prior to the Closing Date. The Company and the Sellers further represent and warrant that they are relying solely on their own accountants and advisors for advice as to the tax consequences to them of the transactions contemplated hereby.

                  3.14 RELATED PARTY TRANSACTIONS. Except as set forth in
SCHEDULE 3.14, the Company does not have any existing or pending transactions, nor are there any agreements or understandings of the Company, employees of the Company, or any person that is related to, or any person or entity that is affiliated with, any of them (collectively, "Affiliates"), relating to, arising from or affecting the Business, the Company or any of its assets, including, without limitation, any transactions, arrangements or understandings relating to the purchase or providing of services, the lending of monies, or the sale, lease or use of any of the Company's assets, with or without adequate consideration, in any amount whatsoever. No current or former employee of the Company has any claims against or disputes with the Company which could result in the imposition of any liability, judgment, or Lien or Encumbrance against the Company or any of its assets.

                  3.15 LITIGATION AND PROCEEDINGS. Except as set forth in
SCHEDULE 3.15 hereto, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of the Company, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of the Sellers, threatened, against the Company.

                  3.16 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in
SCHEDULE 3.16, the Company, to the best of its knowledge, has complied, and the operation of the Business and the use of the Company's assets are in compliance, in all material respects, with all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Company's operations and its conduct of the Business (collectively the "Environmental Laws"). Except as otherwise provided in SCHEDULE 3.16, to the best of its knowledge, the Company does not have, and in no event shall Buyer have, any liability or incur any loss, cost or expense, and the Company's assets shall not be adversely affected, by reason of the current presence, or the past or current generation, use, treatment, storage, transfer or disposal, of any toxic or hazardous substances in, at, under, from, to or into, or on any real properties during the occupancy thereof by the Company or prior to such occupancy. The Company, to the best of its knowledge, has not disposed, or had disposed of on its behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of the Sellers, each such facility is not currently listed, or threatened to be listed, on any state or federal "superfund" list. For the purposes of this Agreement, the term "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety of the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. '9602 ET SEQ.), as amended ("CERCLA"), and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

                  3.17 OPERATIONAL RESTRICTIONS. To the best of Seller's knowledge, SCHEDULE 3.17 sets forth a description of (i) any restrictions under any applicable laws or regulations or any non-competition or confidentiality or other agreement that are not described in any of the other Disclosure Schedules of the Company, or (ii) any judgment, order, writ, injunction, decree, or order, any of which has had or could reasonably be expected to have a Material Adverse Effect on the Company, or Buyer or conduct of the Business of the Company after the Closing. Except as disclosed in SCHEDULE 3.17, the Sellers know of no facts, circumstances or events which has had, or with the passage of time may have, a Material Adverse Effect on Company.

                  3.18 NO BROKER. The Company has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. The Sellers shall pay, and shall jointly and severally indemnify, hold harmless and defend Buyer from and against, all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by the Company or any of the Sellers.

                  3.19 INTENTIONALLY OMITTED.

                  3.20 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is authorized to do business in each jurisdiction in which the character of the properties owned by it or the nature of its business makes such authorization necessary and where the failure to be so qualified would have a material adverse effect on the Company or its Business or operations. The Company has the requisite corporate power and authority to conduct the Business as now conducted and to own or lease (as the case may be), and to use, the properties and assets used therein. The Company has all licenses and other permits required to operate the Company's Business and conduct its operations as now conducted. Complete and correct copies of (i) the Company's Articles of Incorporation and all amendments thereto, certified by the Florida Secretary of State; (ii) the Company's Bylaws, as amended to date, certified by the Company's Secretary; (iii) the stock and minute books of the Company; and (iv) all agreements, commitments or understandings, written or oral, if any, restricting the transfer of or otherwise pertaining to the Shares, have been made available to Buyer. The stock and minute books of the Company are accurate in all material respects. No actions or proceedings have been commenced or threatened against the Company or the Shareholders that, if adversely determined, and, except as set forth in SCHEDULE 3.20, no agreements or transactions have been entered into by the Company or the Shareholders which, if consummated, would give rights to any person, other than Buyer, in or to acquire any of the Shares or any other shares of capital stock, or any of the assets, of the Company or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

                  3.21 CAPITALIZATION. The Company's authorized capital stock consists solely of 1,000 shares of Common Stock, with a par value of $1.00 per share, of which 100 shares are issued and outstanding and no shares of such stock are reserved for issuance either upon exercise of any warrants, options or other rights to purchase, or upon conversion of any securities convertible into, shares of common stock. No other class of capital stock, or instrument that is convertible or exercisable into or exchangeable for such stock, has been authorized or issued. All of the Shares are validly issued, fully paid and non-assessable and no shares of common stock of the Company were issued in violation or contravention of any applicable federal or state securities laws or regulations and no shares of the Company's common stock have been issued in violation of either any preemptive rights of any shareholder or any agreement to which the Company or any shareholder of the Company is or was a party. The Company has not granted, sold or issued, nor is it a party to any agreement, commitment or understanding providing for the grant, sale or issuance of, nor are there outstanding, any subscriptions, options, warrants or other rights to purchase or receive, and the Company is not obligated to issue, sell or otherwise transfer, any shares of capital stock or other securities of the Company. Except as set forth on SCHEDULE 3.21 hereto, the Company has not redeemed or otherwise repurchased during the past five (5) years, and between the date hereof and the Closing shall not redeem or purchase or agree to redeem or purchase, (i) any shares of its capital stock or (ii) any shares of stock or equity interest in any subsidiary of the Company, including any partnership of which the Company is a partner or other business entity in which it holds any equity interest.

                  3.22 STOCK OWNERSHIP. Except as set forth on Schedule 3.22, the Sellers are, and at the Closing will be, the sole owners, beneficially and of record, of the Shares, free and clear of all claims, liens, encumbrances, security interests, pledges, options, charges, restrictions and defects in title of any nature whatsoever, other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement. The Shares constitute, and on consummation of the sale and transfer of the Shares to Buyer shall constitute, 100% of the issued and outstanding shares of capital stock of the Company. The Sellers have not, and as of the Closing Sellers shall not have, granted or sold, and Sellers are not, and at the time of Closing will not be, a party to any agreement, commitment or understanding, written or oral, providing for the grant or sale of, rights to purchase or restricting the transfer of, and Sellers are, and at the Closing will not be, obligated to sell or otherwise transfer, any of the Shares to any person or entity except to the Buyer. The Sellers have not, in the past give (5) years, purchased or otherwise acquired, and will not be acquiring between the date hereof and the Closing, any shares of capital stock of the Company or any equity interest in any subsidiary of the Company from any other person or entity.

                  3.23 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. To the best of the Sellers' knowledge, the representations and warranties of the Sellers contained herein, and the disclosures contained in Sellers' Disclosure Schedules, do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.

                  3.24 BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.24 sets forth a true and complete list, as of the date hereof, of each bank or other institution in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto and the names of all persons, if any, who hold any powers of attorney for or granted by the Company.

                  3.25 SUBSIDIARIES; INVESTMENTS. Except as otherwise set forth on SCHEDULE 3.25, the Company does not own, directly or indirectly, shares of capital stock of any other corporation or any equity interest in any other entity or business, nor does the Company control, directly or indirectly, any other corporation, association or business organization.

                  3.26 INVESTMENT REPRESENTATIONS.

                           (a) The Sellers shall acquire the Shares for their
own respective accounts, not as nominees or agents, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                           (b) The Sellers understand that (i) the Shares have
not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held by them indefinitely, and that they must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) each certificate representing the Shares will be endorsed with substantially the following legend along with any other legend required by applicable securities laws or agreements:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

and (iii) TPSC will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to United States Securities and Exchange Commission ("SEC") Rule 144 and the Sellers provide TPSC with evidence reasonably satisfactory to TPSC and its counsel that the proposed transaction satisfies the requirements of Rule 144. TPSC agrees to remove the foregoing legend from any securities if the requirements of SEC Rule 144(k) (or any successor rule or regulation) apply with respect to such securities and TPSC and its counsel are provided with reasonably satisfactory evidence that the requirements of Rule 144(k) apply.

                           (c) Each Seller acknowledges that he or she can bear
the economic risk of his or her investment and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of the investment in the Shares.

                           (d) The Sellers and their representatives have been
furnished with or have had access to such information, including, without limitation, TPSC's SEC filings, as they have considered necessary to make a determination as to the acquisition of the Shares, together with such additional information as is necessary to verify the accuracy of the information supplied.

                           (e) The Sellers and their representatives have had
all questions which have been asked by them satisfactorily answered by TPSC.

                           (f) Each Seller understands that the Shares they are
acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from TPSC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances, and it represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                           (g) No broker, finder or similar agent has been
employed by, or on behalf of, any Seller in connection with this Agreement or the transactions contemplated by this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer makes the following representations and warranties to Sellers as of the date of this Agreement:

                  4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

                  4.2 CORPORATE POWER. Buyer possesses the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Promissory Notes, the Convertible Promissory Notes and the Seller Non-Competition Agreements.

                  4.3 NECESSARY ACTIONS; BINDING EFFECT. Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement, the Secured Promissory Notes, the Unsecured Promissory Notes and the Seller Non-Competition Agreements. This Agreement constitutes, and upon their execution and delivery of the Secured Promissory Notes, the Unsecured Promissory Notes and Seller Non-Competition Agreements will constitute, valid obligations of Buyer that are legally binding on and enforceable against Buyer in accordance with their respective terms, except (in each case) as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and
(ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

                  4.4 NO CONFLICTS. Neither the execution and delivery nor the performance of this Agreement, the Secured Promissory Notes and the Unsecured Promissory Notes or the Seller Non-Competition Agreements by Buyer will result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer, any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which Buyer is a party or is subject and which is material to Buyer (a "Material Buyer Contract"); (ii) the termination of any Material Buyer Contract or the acceleration of the maturity of any indebtedness or other monetary obligation of Buyer that is material in amount; or (iii) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Buyer is a party or by which any of its properties is bound or any laws or regulations applicable to Buyer, where the violation would have a Material Adverse Effect on Buyer.

                  4.5 SECURITIES FILINGS; FINANCIAL STATEMENTS.

                           (a) Buyer has filed and made or will make available
to the Sellers all forms, reports and documents required to be filed by Buyer with the SEC or the American Stock Exchange since January 1, 2000 (the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to a state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

                           (b) Each of the consolidated financial statements
(including, in each case, any related notes) contained in the Buyer SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or the SEC) and fairly presented the consolidated financial position of Buyer and its subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the period indicated, except that the unaudited interim financial statements do not include notes, but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation.

                           (c) No change in the business, assets, liabilities,
condition (financial or other), or results of operations of Buyer has occurred between the date of filing the Buyer SEC Reports filed prior to the date hereof with the SEC and the date hereof that would cause such Buyer SEC Reports, including the financial statements and schedules included or incorporated by reference therein, to contain, as of the date hereof, any untrue statement of material fact or to omit to state a material fact that would be required to be stated or incorporated by reference therein or that would be necessary in order to make the statements contained therein, as of the date hereof, not , misleading.

                  4.6 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any statement of material contained therein, in light of the circumstances under which such statement was made, not misleading. Buyer has not made, and is not making, any representations or warranties to the Sellers with respect to (i) the federal, state or local income or other tax consequences to Sellers of the consummation of the transactions contemplated hereby, or (ii) the future financial performance of Buyer.

                  4.7 BROKER. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Buyer shall pay, and shall indemnify, hold harmless and defend the Sellers from and against all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any agent, finder or broker by Buyer.

         5. CONDUCT OF BUSINESS PENDING THE CLOSING. Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, or permitted pursuant to Section 7 below, each of the Sellers and the Company jointly and severally covenant as follows:

                  5.1 ACCESS. The Company shall give to Buyer and its respective representatives, from and after the date of execution of this Agreement, on prior request therefor from Buyer or such representatives, such access to the premises, employees, agents and consultants of the Company, and such copies of the Company's financial statements, books and records, and contracts and leases and other documentation, so as to enable Buyer to inspect and evaluate all aspects of the business and operations, assets, operating results, financial condition, future prospects, capitalization, ownership, and legal and regulatory affairs of the Company and to verify the accuracy of the information heretofore furnished to Buyer, and the representations and warranties made in this Agreement, by the Company with respect to the foregoing matters. The Company agrees that the Company will furnish all information reasonably requested by Buyer. Buyer agrees to conduct its review in a manner designed to minimize any disruption of the Company's operations.

                  5.2 CONDUCT OF COMPANY'S BUSINESS. Unless Buyer gives its prior written consent for actions to be taken to the contrary, from the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, the Company shall:

                           (a) OPERATION OF BUSINESS. Operate and conduct the
Company's business and operations diligently and only in the ordinary course of business consistent with past practices. The Company shall not increase the amount due and owing to any lender for borrowed money or increase the compensation or benefits of any employee, independent contractor or agent or adopt or amend any commission plan or arrangement or any employee benefit plan or arrangement of any type which results or may result in an increase in costs or liabilities thereunder of more than $5,000 per month, in the aggregate, above those existing on the date hereof, or otherwise lend or advance any sum or extend credit to any employee, director or shareholder or any of their respective affiliates. Notwithstanding any language to the contrary, this paragraph shall be subject to the terms and conditions of Section 3.4(g) above;

                           (b) ORGANIZATION. Preserve intact the Company's
organization and use its reasonable best efforts to retain all employees of and the services of all vendors, suppliers, agents and consultants to the Company, commensurate with the requirements of the Company's business;

                           (c) INSURANCE. Maintain insurance, including
liability and errors and omissions insurance, consistent with past practices and, unless comparable insurance is substituted therefore or is not generally available to businesses of the type conducted by the Seller, not take any action to terminate or modify, nor permit the lapse or termination of, the present insurance policies and coverages of the Company;

                           (d) LAWSUITS, CLAIMS. Promptly notify Buyer of all
lawsuits, claims, proceedings or investigations that are, or which any officers of the Company, as a result of events or circumstances actually known to them, has reason to believe may be, threatened, brought, asserted or commenced against the Company or any of its officers or directors, involving or affecting in any way the Company's Business or operations, or any of its assets, or the transactions contemplated hereby; and not settle any action or proceeding which would materially and adversely affect the Company, its business, financial condition or operating results and, not release, settle, compromise or relinquish any claims, causes of action or rights involving more than $10,000 individually or in the aggregate which the Company may have against any other persons, including, without limitation, claims or rights to reimbursement or payment for services rendered by the Company;

                           (e) CERTAIN CHANGES. Not sell or otherwise dispose,
or enter into any agreement for the sale, of any of its assets or properties, except for sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practices, and not permit or allow, or enter into any agreements providing for or permitting, any of its assets or properties to be subjected to any mortgage, security interest, pledge, option, lien, charge or encumbrance other than liens or security interests in existence on the date hereof and statutory liens to secure taxes that are not yet due and payable;

                           (f) CONDITION OF ASSETS. Maintain in good working
order and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all vehicles, machinery, equipment, computers, furniture, fixtures, tools, and other tangible assets, wherever located, that are used, leased or owned by the Company;

                           (g) AGREEMENTS. Except as set forth on Schedule
5.2(g), observe and perform all terms, conditions, covenants and obligations contained in all existing agreements between the Company and third parties the violation of which would have, individually or in the aggregate, a Material Adverse Effect on the Company; and, except as required by any existing agreements, not enter into any new agreements or transactions, or incur any expenditures, liabilities or obligations, involving more than $25,000 individually or in the aggregate, or renew, extend, amend or modify any existing agreement involving any commitments, obligations, liabilities or requiring any expenditures that would exceed $25,000 individually or in the aggregate; not take any action which would cause a breach or violation of or default under any material agreement, lease, contract, or other written instrument, commitment or arrangement, or under any permit, license, franchise, judgement, writ or order, applicable to or affecting the Seller or its Business, and promptly notify Buyer in writing of the occurrence of any such breach or default; and not enter into any transaction with any shareholder, director or officer or any person or entity related to or affiliated with any such person;

                           (h) CONSENTS; COMPLIANCE WITH LAWS. Use its
reasonable best efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate granted by, governmental authorities and agencies and other third parties, in form and substance reasonably satisfactory to Buyer, the absence or loss of which would have a Material Adverse Effect on the Business or the Company either prior to or following the Closing; and not take any action which would result in a violation of or the noncompliance with any laws, regulations, consents or approvals applicable to the Company or any conditions imposed on the Company under any of its permits, franchises, contracts or licenses, where such violation or non-compliance could have a material adverse effect on the Business or operations of the Seller, or result in the incurrence of any material liability by the Company or in the revocation, modification or loss of any license, permit or right needed for the operation of the Company's Business as presently conducted by the Company, or which would adversely affect the obtaining of government approvals needed for Buyer's acquisition of the Shares; and cooperate with Buyer and render to Buyer such assistance as Buyer may reasonably request in obtaining such governmental approvals;

                           (i) TAXES. Pay, when due, and prior to the imposition
or assessment of any interest, penalties or liens by reason of the non-payment of, all Taxes (as defined above) assessed against the Company, any of the Company assets;

                           (j) DIVIDENDS, ETC. Not: (i) declare or pay any
dividends or make any distributions with respect to or redeem any shares of the Company's capital stock; (ii) accelerate the payment of or prepay any indebtedness or other obligations of the Company; (iii) approve or effect any reclassification or recapitalization of the Company or its authorized or outstanding shares; (iv) merge or consolidate the Company with or sell any of its assets to a third party other than sales of assets in the ordinary course of business and consistent with past practices; (v) approve or commence any proceedings for the liquidation of the Company; and (vi) enter into any agreement to do any of the foregoing; and

                           (k) CORPORATE MATTERS. Not: (i) amend in any manner
the Articles of Incorporation or Bylaws of the Company; (ii) alter the composition or membership of the Company's Board of Directors; (iii) authorize or issue any shares of capital stock of any class or series; (iv) create or issue any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the capital stock of any class or other equity securities of the Company may be directly or indirectly authorized, issued or transferred; or (v) agree to do any of the above.

                           (l) LIABILITIES AND EXPENSES. Not: create or incur
(whether as principal, surety or otherwise) any actual or contingent liabilities or expenses other than liabilities and expenses incurred in the ordinary course of business consistent with past practices.

                  5.3 CERTAIN COVENANTS OF THE COMPANY. Unless and until this Agreement has been terminated in accordance with and for any reason permitted herein, the Company, nor any of their respective representatives, agents, officers, directors, or the Shareholders, will solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding, oral or written, with, any other person or entity regarding or relating to (i) the sale, merger, or reorganization of the Company; (ii) the sale of any of the Company's assets (other than sales of assets by the Company in the ordinary course of business and consistent with past practices); (iii) the sale or other transfer of any of the outstanding shares of Company capital stock or the issuance of any new shares of capital stock or other securities of the Company; or (iv) any other transaction which could cause or result in any change, other than of an immaterial nature, in the Company's business, or which could interfere in any manner with the consummation of the transactions contemplated in this Agreement.

         6. OBLIGATIONS PENDING AND FOLLOWING THE CLOSING.

                  6.1 PAYMENT OF SECURED OBLIGATIONS; TERMINATION OF LIENS AND ENCUMBRANCES. The Company hereby covenants that it shall arrange to pay (from the Company's accounts), at or prior to the Closing, all of the indebtedness or other obligations listed on SCHEDULE 6.1(a) (the "Secured Obligations") and to obtain, concurrently therewith, from the holders of the Secured Obligations, and any other persons or entities who may hold any security interest or other Lien or Encumbrance on any of the Company's assets except for those operating leases existing at or prior to the Closing and listed on SCHEDULE 6.1(b), such documents and instruments (including UCC Termination Statements) as the Buyer may reasonably request (i) to evidence the payment of such Secured Obligations; and (ii) to effectuate and evidence the removal and termination of such security interests and other Liens and Encumbrances and the release, by the holders of the Secured Obligations or any such Liens or Encumbrances, of any claims they may have against the Company and the Company's assets. If it is determined at any time hereafter that there continues to exist any Lien or Encumbrance on any of the Company's assets that was in existence on or prior to the date hereof, or if any Lien or Encumbrance is imposed or placed on any of the Company's assets (or any replacements thereof) after the date hereof as a result of any act or omission of the Company, occurring on or prior to the Closing Date, then, on the demand of Buyer, the Sellers shall, joint and severally, cause such Lien or Encumbrance to be removed at no expense or liability to Buyer.

                  6.2 FURTHER ASSURANCES. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

                  6.3 EMPLOYMENT AGREEMENTS; CONSULTING AGREEMENT. Concurrently with the Closing, (i) the Company and each of Beverly Refkin, Stephen Refkin and Sherman Clay shall enter into an Employment Agreement in the form of EXHIBIT E hereto, which Employment Agreements shall include the terms described in
SCHEDULE 6.3 hereto; and (ii) the Company and each of Paul Refkin and Jeff Davis shall enter into a Consulting Agreement in the form of EXHIBIT F attached hereto (the "Consulting Agreement"), which shall include the terms described in
SCHEDULE 6.3 hereto.

                  6.4 OPTION PLAN. Subject to and as of the Closing, Buyer shall set aside a pool of options to acquire One Hundred and Fifty Thousand (150,000) shares of Buyer's Common Stock (the "New Options") to be granted to employees of the Company immediately following the Closing. The New Options shall be distributed among the Company's employees in such amounts and manner as shall be determined, at the sole discretion of Beverly Refkin. The exercise price for such New Options shall be the closing price of Buyer's Common Stock on the American Stock Exchange on the date of grant. The New Options shall be subject to such additional terms and conditions as may be provided in Buyer's stock option plan, a copy of which has been provided to Sellers.

                  6.5 CONSENTS. Each party to this Agreement shall use its reasonable best efforts to obtain or cause to be obtained at the earliest practicable date, and prior to the Closing, all consents, approvals and licenses, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any material agreement, contract, instrument or applicable law or regulation, license or permit, to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and licenses.

                  6.6 NOTICE OF BREACH. Each party to this Agreement will immediately give notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

                  6.7 Restrictive Covenants. Buyer agrees that, until such time as the Unsecured Promissory Notes and the Secured Promissory Notes are paid in full, Buyer shall not (i) open any plastic surgery center within ten (10) miles of the Centers and (ii) use or distribute any retained earnings from the Company.

         7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. Regardless of any investigation, verification, knowledge or approval by any party hereto of any representation and warranty made by the other party hereto, whether in this Agreement or such other party's Disclosure Schedules, all of the respective representations and warranties of each party hereto shall survive the consummation of the transactions contemplated hereby (the "Closing"), and shall continue in full force and effect, until the expiration of one (1) year following the date hereof; provided, however, that the representations and warranties set forth in Section 3.21 (Capitalization) and Section 3.22 (Stock Ownership) shall continue in full force and effect following the Closing. The covenants of any party hereto that cannot be or are not fully performed by such party on or prior to the Closing Date shall survive the Closing until fully and finally performed.

         8. THE CLOSING. Unless this Agreement is terminated pursuant to Section 9 below, the consummation of the transactions contemplated hereby (the "Closing") shall take place on January 2, 2001 at a location mutually agreed to by the parties (the "Closing Date").

                  8.1 CLOSING DELIVERIES OF THE SELLERS. At the Closing, the Sellers shall deliver, or cause to be delivered to Buyer, the documents and instruments set forth on SCHEDULE 8.1 (the "Sellers' Closing Documents") in form and substance reasonably satisfactory to Buyer and its counsel, including, but not limited to the stock certificates evidencing the Shares, accompanied by appropriate instruments of transfer duly executed by the Sellers.

                  8.2 CLOSING DELIVERIES OF BUYER. At the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers, the documents and instruments set forth on SCHEDULE 8.2 (the "Buyer's Closing Documents"), in form and substance reasonably satisfactory to Sellers and its counsel.

         9. TERMINATION. Upon the execution of this Agreement by the parties hereto, Company and the Sellers shall deliver a check in the aggregate amount of Fifty Thousand Dollars ($50,000) to the law firm of Kipnis & Kahn, Ltd. ("Trustees"). Prior to the execution of this Agreement by the parties hereto, Buyer delivered a check in the amount of Fifty Thousand Dollars ($50,000) to the Trustees. The checks to be delivered or have been delivered to the Trustees hereunder shall be the "Trust Funds". Trustee shall hold said Trust Funds to the date of closing or until such Trust Funds are distributed pursuant to this
Section 9. If Sellers shall fail, for any reason, to close on the Closing Date, Buyer shall have the right to forthwith terminate this Agreement and upon said termination, Trustee shall distribute all of the Trust Funds to Buyer. If Buyer shall fail, for any reason, to close on the Closing Date, the Company and Sellers shall have the right to forthwith terminate this Agreement and upon said termination, Trustee shall distribute all Trust Funds to Sellers. If neither of the parties hereto is prepared to close on the Closing Date, then the Trustees shall continue to hold the Trust Funds subject to the joint direction of said parties. Upon the Closing the Fifty Thousand Dollars ($50,000) deposited by Buyer shall be applied as credit to the Cash Payment required to be paid by Buyer at the time of Closing and the Fifty Thousand Dollars ($50,000) deposited by the Company and Sellers shall be returned to the Sellers. Notwithstanding any language to the contrary herein contained, the terms and conditions of this paragraph may be modified by the parties as contemplated by that certain Payment Agreement to be executed by the parties.

         10. INDEMNIFICATION PROVISIONS.

                  10.1 OBLIGATION OF THE SELLERS. The Sellers shall jointly and severally indemnify, hold harmless and defend Buyer and the Company and their directors, officers, stockholders, employees and agents and the respective successors and assigns of Buyer, the Company and such other persons (all of the foregoing, collectively, the "Indemnified Parties" or, individually, an "Indemnified Party"), from and against any and all Buyer Liabilities (as hereinafter defined) that arise from or are in connection with:

                           (a) Any facts, circumstances or events, the existence
or happening of which constitutes a material breach of or material inaccuracy in any of the representations or warranties of the Sellers or the Company contained in this Agreement, or in any of the Sellers' Disclosure Schedules or Closing Certificates;

                           (b) Any breach or default by the Sellers of any of
their covenants or agreements contained in this Agreement;

                           (c) Any injury to or death of any person or damage to
property arising from the operation or conduct of the Company's Business prior to the Closing whether or not such injury, death or damage, or any claim or suit with respect thereto is known or unknown, is disclosed in this Agreement or in any Schedule or Exhibit hereto, is now pending or is made or brought after the Closing;

                           (d) Any of the pending or threatened legal actions
described on Schedule 3.15 hereto; and

                           (e) Any Taxes arising out of or in connection with
the conduct of the Company prior to the Closing Date.

                  "BUYER LIABILITIES," as used in this Agreement, shall mean:
(x) demands, claims, actions, suits, and any other legal or investigative proceedings brought against any or all of the Indemnified Parties, and any judgments rendered therein or settlements thereof to which any of the Indemnified Parties become subject and (y) all liabilities, damages, losses, Taxes, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by any of the Indemnified Parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

                  10.2 LIMITATIONS ON OBLIGATIONS OF THE SELLERS. The liability of the Sellers to the Indemnified Parties pursuant to this Section 10 shall be subject to the following limitations:

                           (a) The Sellers shall not be required to indemnify
any of the Indemnified Parties under this Section 10 for any Buyer Liabilities, unless and until the aggregate amount of Buyer Liabilities exceeds the sum of $50,000 (the "Deductible"), whereupon the Sellers shall become liable to indemnify the Indemnified Parties hereunder for all Buyer Liabilities, including the initial $50,000.

                           (b) The maximum aggregate liability of the Sellers
under this Section 10 shall be $200,000; provided, however, that the maximum aggregate liability of the Sellers under this Section 10 related to a breach of a representation and warranty set forth in Section 3.21 (Capitalization) and/or
Section 3.22 (Stock Ownership) shall be an amount equal to the Purchase Price.

                  10.3 THIRD-PARTY CLAIMS. In the event of the assertion of a third-party claim or dispute which, if adversely determined, would entitle any of the Indemnified Parties to indemnification hereunder (a "Third-Party Claim"), Buyer or any other of the Indemnified Parties shall promptly notify any of the Sellers thereof in writing; provided, however, that any delay in providing or failure to provide such notification shall not affect the right of the Indemnified Parties to indemnification hereunder, except to the extent the Parties are materially prejudiced by the delay or failure. The Sellers may elect, by written notice to Buyer within not more than ten (10) days of the earliest date that any of the Sellers becomes aware of such Third-Party Claim, to assume and direct, at their sole expense, the defense thereof with counsel that is reasonably acceptable to Buyer. After the assumption of such defense by the Sellers, with counsel reasonably acceptable to Buyer, and for so long as the Sellers conduct such defense on a diligent and timely basis, the Sellers shall not be responsible for the payment of legal fees incurred thereafter in connection with such Third-Party Claim by the Indemnified Party or Parties (who may, however, continue to participate in the defense thereof with separate counsel); PROVIDED, HOWEVER, that, the Sellers shall be responsible for paying the fees and expenses of one separate counsel for the Indemnified Parties in each local jurisdiction in which any Third-Party Claim is brought or is pending if any of the Sellers and any of the Indemnified Parties have conflicting positions with respect to such Third-Party Claim or any of the Sellers, on the one hand, or any of the Indemnified Parties, on the other hand, have defenses not available to the other. If the Sellers fail to, and until they undertake the defense of any such Third-Party Claim in accordance with the provisions hereof, or if the Sellers discontinue the diligent and timely conduct thereof, any of the Indemnified Parties may undertake such defense and the Sellers shall be responsible for reimbursing the Indemnified Parties for their legal fees and expenses in connection therewith as and when such legal fees and expenses are incurred by them. No party hereto may settle or compromise any such Third-Party Claim or dispute without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, except that Buyer or any other of the Indemnified Parties may settle or compromise any such Third-Party Claim without such consent, if (i) the Sellers have not assumed the defense thereof in accordance with this Section 10.3 or (ii) the Sellers are disputing or have breached any of their obligations hereunder to indemnify any of the Indemnified Parties with respect to such Third-Party Claim.

                  10.4 PROCEDURES APPLICABLE TO INDEMNIFICATION CLAIMS. To be effective, any claim for indemnification under this Section 10 by any of the Indemnified Parties must be made by a written notice (a "Notice of Claim") to any of the Sellers delivered or sent in manner set forth in Section 11.1 hereof. Upon receipt of a Notice of Claim, the Sellers shall have thirty (30) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to Buyer (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of the Sellers to the indemnification claim, and if the objection relates to the amount of the Buyer Liability asserted, such Contest Notice shall also set forth the amount, if any, which the Sellers believe is due the Indemnified Party or Parties. If a Contest Notice is not given to the Buyer within such 30-day period, the obligation of the Sellers to pay to the Indemnified Parties the amount of the Buyer Liability arising out of the matters set forth in the Notice of Claim shall be deemed established and accepted by the Sellers. If, on the other hand, any of the Sellers contests a Notice of Claim within such 30-day period, Buyer and the Sellers shall thereafter attempt in good faith to resolve their dispute by agreement. If they are unable to so resolve their dispute within the thirty (30) days following the date the amount of the Buyer Liability has been established, such dispute shall be resolved by binding arbitration, as provided in Section 11.9 below. The award of the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Upon final determination of the amount of the Buyer Liability that is the subject of any indemnification claim (whether such determination is the result of the Sellers' acceptance of or failure to contest a Notice of Claim, or of a resolution of any dispute with respect thereto by agreement of the parties or binding arbitration), such amount shall be paid, in cash or by first reducing the principal and interest due on the Secured Promissory Notes on a pro rata basis and if they are paid in full, by then reducing the principal and the interest on the Unsecured Promissory Notes on a pro rata basis, by the Sellers, who shall be jointly and severally liable therefor, to the Indemnified Party or Parties who have been determined to be entitled thereto within ten (10) business days of such final determination of the amount of the Buyer Liability due by the Sellers. Notwithstanding anything to the contrary contained elsewhere in this
Section 10, if the Sellers are contesting only the amount of any Buyer Liability, then, as a condition precedent to the effectiveness of any Contest Notice, the Sellers shall pay to Buyer concurrently with the delivery of such Contest Notice the portion of the Buyer Liability which they are not contesting.

         11. MISCELLANEOUS.

                  11.1 NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, (i) on the date of delivery if delivered in person; (ii) on the second business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission and a true and correct copy thereof is sent by first class mail to the party to which the fax was sent within one (1) business day thereafter; or (iii) on the third business day following the deposit thereof in the United States Mails, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed as set forth on EXHIBIT G hereto. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified in EXHIBIT G hereto.

                  11.2 ASSIGNMENT. Neither party may assign this Agreement, or assign any of their respective rights or delegate any of their respective duties hereunder, without the prior written consent of the other party.

                  11.3 SEVERABILITY. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

                  11.4 GOVERNING LAW. This Agreement is deemed to have been made in the State of Florida, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of Florida for contracts made and to be performed in that state.

                  11.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement (which includes the Exhibits and Schedules hereto, which are an integral part of this Agreement), and each additional agreement and document to be executed and delivered pursuant hereto (the "Additional Agreements"), constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement and the Additional Agreements and the transactions contemplated by this Agreement and the Additional Agreements. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

                  11.6 WAIVER. No waiver by one party of the other party's obligations, or of any breach or default by the other party of any representation or warranty or any covenant hereunder of the other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; PROVIDED, HOWEVER, that no such waiver shall be deemed to be a waiver of either any subsequent breach or default of the same or similar nature or of any other representation or warranty or covenant of such other party hereunder.

                  11.7 INTERPRETATION; HEADINGS. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. Unless otherwise indicated elsewhere in this Agreement, (i) the term "or" shall not be exclusive; (ii) the term "including" shall mean "including, but not limited to," and (iii) the terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

                  11.8 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.9 ARBITRATION. Except as otherwise provided hereinafter, all claims, controversies, differences or disputes between any of the parties hereto arising from or relating to this Agreement, or any of the Additional Agreements between the parties, shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors thereto, in Broward, Florida. Each of the parties consent to venue for such arbitrations in such county and to service of process by certified or registered mail to their respective addresses where notices may be sent pursuant to Subsection 11.1. Either party may initiate any such arbitration and, if initiated, the parties shall jointly select a mutually acceptable arbitrator therefor. In the event the parties fail to agree upon such an arbitrator within twenty (20) days after written notification of the initiation of the arbitration has been given to all of the parties, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if, in such event, either party fails to select such an arbitrator within seven (7) days, such party's arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and may be entered in any court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for jury or non-jury trial. Notwithstanding the foregoing, any party may bring an action in any court of competent jurisdiction when the remedy sought is limited to injunctive relief of a breach or threatened breach of this Agreement or any of the Additional Agreements by another party hereto or specific performance of any of the obligations of any of the other parties thereto. The prevailing party in any such arbitration or other proceeding brought in accordance with this Subsection 11.9, shall be reimbursed for its reasonable attorneys' fees and disbursements and costs incurred in connection therewith by the non-prevailing party.

                  IN WITNESS WHEREOF, the undersigned have caused this Stock Purchase Agreement to be executed by officers thereunto duly authorized, and the individuals have executed this Stock Purchase Agreement, on the date first above stated.


BUYER:                                THE PLASTIC SURGERY COMPANY
                                      a Georgia corporation


                                      By: /S/ Dennis Condon
                                         ---------------------------------------
                                         Dennis Condon, Chief Executive Officer

                                      /S/ Steven Refkin
SELLERS:                              -------------------------------------
                                      Steven Refkin

                                      /S/ Paul Refkin
                                      -------------------------------------
                                      Paul Refkin

                                      /S/ Beverly Refkin
                                      -------------------------------------
                                      Beverly Refkin

                                      /S/ Sherman Clay
                                      -------------------------------------
                                      Sherman Clay


COMPANY:                              FLORIDA CENTER FOR COSMETIC SURGERY,
                                               a Florida corporation


                                      By: /S/ Paul Refkin
                                          -----------------------------------
                                         Paul Refkin, Chief Executive Officer

                                  SCHEDULE 6.4
                                  ------------



                         TERMS OF EMPLOYMENT AGREEMENTS
                         ------------------------------


BEVERLY REFKIN
--------------

            Term:       Until the Promissory Notes are paid in full, plus an
                        option, exercisable at the Company's sole discretion,
                        for additional one-year periods.
            Base:       $150,000
            Severance:  In the event of termination without Cause, Base Salary shall be payable for a period equal to the grater of (i)
                        6 months or (ii) the remaining term of the Agreement.

STEPHEN REFKIN
--------------

            Term:       Until the Promissory Notes are paid in full, plus an
                        option, exercisable at the Company's sole discretion,
                        for additional one-year periods.
            Base:       $100,000
            Severance:  In the event of termination without Cause, Base Salary shall be payable for a period equal to the grater of (i)
                        6 months or (ii) the remaining term of the Agreement.

SHERMAN CLAY
------------

            Term:       Until the Promissory Notes are paid in full, plus an
                        option, exercisable at the Company's sole discretion,
                        for additional one-year periods.
            Base:       $100,000
            Severance:  In the event of termination without Cause, Base Salary shall be payable for a period equal to the grater of (i)
                        6 months or (ii) the remaining term of the Agreement.

                         TERMS OF CONSULTING AGREEMENTS
                         ------------------------------


PAUL REFKIN
-----------

            Term:       Until the later of (i) when the Promissory Notes are
                        paid in full or (ii) three years, plus an option,
                        exercisable at the Company's sole discretion, for
                        additional one-year periods.
            Base:       $150,000
            Severance:  In the event of termination without Cause, Base Salary shall be payable for a period equal to the grater of (i)
                        6 months or (ii) the remaining term of the Agreement.


JEFF DAVIS
----------

            Term:       Until the Promissory Notes are paid in full, plus an
                        option, exercisable at the Company's sole discretion,
                        for additional one-year periods.
            Fee:        $105,400 per annum
            Severance:  In the event of termination without Cause, Base Salary shall be payable for a period equal to the grater of (i)
                        6 months or (ii) the remaining term of the Agreement.

                                    EXHIBIT A



                         FORM OF SECURED PROMISSORY NOTE

                                    EXHIBIT B



                        FORM OF UNSECURED PROMISSORY NOTE

                                    EXHIBIT C



                               REGISTRATION RIGHTS

1.       REGISTRATION.

         TPSC will within ninety (90) days after issuance of the Shares file a registration statement for resale of the Shares, and TPSC shall keep such registration effective at all times until each Seller has either sold all the Shares or each Seller is able to use Rule 144 of the Securities Act to sell all the Shares.

2.       OBLIGATIONS OF TPSC.

         When applicable within the terms hereof and as required to effect any registration hereunder within the limitations hereof, TPSC shall, as expeditiously and as reasonably possible, use its reasonable best efforts, to:

         (a) Prepare, file and cause to become effective with the Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement"), and reasonable and necessary amendments to such Registration Statement, to include the Shares. Such Registration Statement may include other shares of TPSC's common stock for sale.

         (b) Enter into a written underwriting agreement in customary form and substance reasonably satisfactory to TPSC, the Sellers and the managing underwriter or underwriters of the public offering of such securities, if the offering is to be underwritten in whole or in part.

         (c) Furnish to the Sellers and to the underwriters of the securities being registered such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus, and all amendments and supplements thereto, in conformity with the requirements of the Securities Act or as such underwriters may reasonably request in order to facilitate the public offering of such securities.

         (d) Register and qualify the securities covered by such Registration Statement under such state securities or blue sky laws of such jurisdictions deemed necessary by TPSC, and prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements and to take such other actions as may be necessary to maintain such registration and qualification as necessary.

         (e) Notify the Sellers, at any time when a prospectus relating to the Shares covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. TPSC will promptly amend or supplement the Registration Statement to correct any such untrue statement or omission.

         (f) Notify the Sellers of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for the purpose.

         (g) Do such other actions or make available to the Sellers such documents as reasonably required under the Securities Act and as reasonably requested in relation to the registration of securities covered by the Registration Statement.

3.       EXPENSES.

         With respect to each inclusion of the Shares held by the Sellers in a registration statement pursuant to Section 1 and 2 of this Exhibit B, all fees, costs and expenses of and incidental to such registration statement and any underwritten public offering in connection therewith shall be borne entirely by TPSC; provided, however, that the Sellers shall bear their pro rata share of any underwriting discounts and commissions, state transfer taxes and brokerage commissions, this pro rata share to be paid solely from the proceeds from the sale of Shares, and with the Sellers not otherwise liable to pay these amounts. The fees, costs and expenses to be borne by TPSC as provided in the preceding sentence shall include, without limitation, all registration, filing, qualification and NASD fees, printing expenses, fees and disbursements of counsel and accountants for TPSC, fees and disbursements of counsel for the underwriter or underwriters (if TPSC and/or the Sellers are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the Shares to be offered are to be registered or qualified. All costs, fees and expenses incurred in connection with all additional registrations and qualifications shall be borne pro rata by TPSC, the Sellers and any other shareholders of TPSC participating in such registration, this pro rata share to be paid solely from the proceeds from the sale of Shares, and with the Sellers not otherwise liable to pay these amounts.

4.       INDEMNIFICATION.

         (a) INDEMNIFICATION BY TPSC. TPSC shall indemnify and hold harmless the Sellers and each of their attorneys, accountants and any underwriter (as defined in the Securities Act or the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), for the Sellers, from and against, and shall reimburse the Seller and each such attorney, accountant, and underwriter with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs and expenses to which the Sellers or any such attorney, accountant, or underwriter may become subject under the Securities Act, the Exchange Act or otherwise insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses arise out of or are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that TPSC shall not be liable in any such case to the extent that any such claim, action, demand, loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in reliance upon and in strict conformity with written information furnished by the Sellers or any of their attorneys or accountants specifically for use in the preparation thereof.

         (b) INDEMNIFICATION BY THE SELLERS. The Sellers, both jointly and severally, shall indemnify and hold harmless TPSC and each of its officers, directors, employees, attorneys and accountants, any underwriter (as defined in the Securities Act or the Exchange Act) for TPSC and each person, if any, who controls TPSC within the meaning of the Securities Act or the Exchange Act from and against, and shall reimburse TPSC and each such officer, director, employee, attorney, accountant, underwriter and controlling person with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs and expenses to which TPSC or such officer, director, employee, attorney, accountant, underwriter or controlling person may become subject under the Securities Act, the Exchange Act or otherwise insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses arise out of or are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in each case to the extent, but only to the extent, that any such untrue statement or omission was so made in reliance upon and in strict conformity with written information furnished by any Seller or any of their, attorneys or accountants specifically for use in the preparation thereof.

         (c) INDEMNIFICATION PROCEDURES. Promptly after receipt by an indemnified party pursuant to the provisions of Section 4(a) or 4(b) hereof of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of such Sections 4(a) or 4(b), notify the indemnifying party of the commencement thereof; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and to the extent that it may wish, jointly assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party pursuant to the provisions of Section 4(a) or 4(b) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation (except if representation of such indemnified party by counsel to the indemnifying party would be inappropriate due to actual or potential conflicting interests between the indemnified party and any other party represented by such counsel). No indemnifying party shall be liable to an indemnified party for any settlement of any action or claim without the consent of the indemnifying party.

                                    EXHIBIT D



                           NON-COMPETITION AGREEMENTS

                                    EXHIBIT E



                              EMPLOYMENT AGREEMENTS

                                    EXHIBIT F



                              CONSULTING AGREEMENTS

                                    EXHIBIT G



                               CONTACT INFORMATION